Exhibit 2.5

SECURED CREDITOR ASSET PURCHASE AGREEMENT

This SECURED CREDITOR ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of February 23, 2010, by and between SILICON VALLEY BANK, a California State Chartered Bank, as agent for itself and for Gold Hill Venture Lending 03, LP (collectively, “Seller”), and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Purchaser”), with the consent and acknowledgement of ERIC N. GROTHE, as the Receiver (defined below) of Copan Systems, Inc. a Delaware corporation (the “Borrower”) .

RECITALS

A. On or about March 15, 2007, Borrower entered into a Loan and Security Agreement (as amended, the “Loan and Security Agreement”) with Seller and pursuant to the Loan and Security Agreement Seller advanced loans to Borrower and Borrower owes Seller approximately $5,561,090.08. The Loan and Security Agreement together with all other documents, instruments and writings which relate to the Loan and Security Agreement are collectively referred to as the “Loan Documents.”

B. On June 25, 2008, Borrower and Silicon Valley Bank (“SVB”) entered into that certain Loan and Security Agreement (as amended, the “2008 Loan Agreement”). Borrower has no remaining obligations to SVB under the 2008 Loan Agreement and SVB has released any security interest that it may have pursuant to the 2008 Loan Agreement.

C. As security for the Loan Documents, Borrower granted to Seller a security interest in all or substantially all of Borrower’s assets, and proceeds thereof, (the “Collateral”). Lender’s security interest in the Collateral is perfected by a UCC-1 Financing Statement filed March 27, 2007 against Borrower under File No. 71147502 in the Office of the Delaware Secretary of State, as amended.

D. On or about February 9, 2009, Borrower and Westbury Investment Partners SBIC, LP, for itself and as agent, (collectively, “Junior Creditors”) entered into that certain Note Purchase and Security Agreement (as amended from time to time collectively referred to as the “Junior Security Agreement”). On or about February 9, 2009, the Junior Creditors, Borrower and the Seller entered into that certain Subordination (the “Consent”) pursuant to which the Junior Creditors expressly subordinated their right to payment under the Junior Security Agreement to all of the Borrower’s obligations to Seller.

E. Borrower is in default of its obligations under the Loan Documents for failure to make payments under the Loan Documents according to their terms, among other defaults and Seller has exercised its secured creditor rights.

F. On or about February 5, 2010, Seller filed a complaint and related pleadings in the District Court, Denver County, Colorado (“Court”) seeking the appointment of a receiver to, among other things, take over the management and control of the Collateral. On February 9, 2010, the Court entered its order appointed the Eric N. Grothe as the receiver (“Receiver”) of the Borrower (“Order”). Among other things, the Order, at section 4(v), provides: “…[the] Receiver is hereby authorized to convey to title to the Collateral on behalf of [Seller] to the fullest extent as otherwise given to a foreclosing lender under the Uniform Commercial Code and the Loan Documents, provided that the Lender has otherwise complied with the applicable provisions of the Uniform Commercial Code and the Loan Documents.”

G. On February 10, 2010, Seller gave notice of private sale in accordance with C.R.S. § 4-9-610 and, as a result of which, Seller is authorized pursuant to C.R.S. § 4-9-617 to transfer title to the Collateral on behalf of Borrower.

H. Seller now desires to sell certain assets (which constitute a portion of the Collateral) to Purchaser, and Purchaser desires to purchase such assets from Seller through a private foreclosure sale under C.R.S. § 4-9-610 on the terms and conditions set forth in this Agreement (the “Private Sale Transaction”).

I. The parties are entering into this Agreement to effectuate the Private Sale Transaction, subject to and conditioned upon the terms set forth in this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Purchaser and Seller hereby agree as follows:

1. Recitals. The foregoing Recital paragraphs are incorporated herein by reference.

2. Purchase and Sale of Transferred Assets; Excluded Assets.

a. Upon the terms and subject to the conditions of this Agreement, in consideration of and in exchange for each Seller’s receipt of the Purchase Price set forth in Section 2 of this Agreement and Purchaser’s assumption of the Assumed Liabilities (as defined in Section 3.a of this Agreement), Seller agrees that on the Closing Date (as defined below), it shall sell to Purchaser, and Purchaser agrees to purchase from Seller through a private sale under § 9-610 of the Uniform Commercial Code, all of Borrower’s right, title and interest in and to the assets described on Exhibit A attached hereto (collectively, the “Transferred Assets”). Concurrently with the execution of this Agreement, Seller shall execute and deliver to Purchaser the Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”) and Purchaser shall pay the Purchase Price as contemplated by Section 3 of this Agreement and deliver the Assignment and Assumption Agreement as contemplated by Section 3.a of this Agreement.

b. Excluded Assets. The following assets are excluded from this Private Sale Transaction (collectively, the “Excluded Assets”):

i.	Cash, cash equivalents, uncashed checks of or to Debtor received prior to the Closing Date and any accounts receivable, including any records of Borrower associated with the accounts receivable reasonably necessary for Seller’s collection efforts;

ii.	Any contracts of insurance and any rights of Seller as an additional insured or loss payee on any insurance contract obtained by Borrower;

iii.	Title to any leased equipment owned by third parties;

iv.	Any right that Borrower has with respect to tax refunds, claims for tax refunds and tax attributes arising prior to the Closing Date,

v.	To the extent the transfer contemplated herein is prohibited by any license or other agreement, any software or other licensed products that may be installed on or attached to the Transferred Assets delivered to Purchaser,

vi.	Rights of Seller under this Agreement; and

vii.	Causes of action; and

viii.	Those specific assets listed on Schedule 3.

3. Purchase Price. Purchaser agrees to pay and deliver $1,983,000.00 U.S. Dollars in immediately available funds to Seller at Closing (the “Purchase Price”) for all of the Transferred Assets.

4. Obligations Assumed.

a. Liabilities. Purchaser agrees, upon consummation of, and effective as of, the Closing to execute and deliver to Seller the Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) to assume those (and only those) liabilities of Borrower expressly listed on Exhibit D attached hereto (collectively, the “Assumed Liabilities”).

b. Liabilities and Obligations Not Assumed. Except as expressly set forth in Section 4.a. above, Purchaser shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Seller or of Borrower whatsoever. All liabilities, debts and obligations of Seller and of Borrower not expressly assumed by Purchaser hereunder are hereinafter referred to as the “Excluded Liabilities.” The Excluded Liabilities include any liabilities or obligations now or hereafter arising from Borrower’s business activities that took place prior to the Closing or any liabilities arising out of or connected to the liquidation and winding down of Borrower’s business and the following, whether incurred or accrued before, at or after the Closing:

i.	all taxes of the Borrower, including any and all federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body and/or agency;

ii.	all liabilities with respect to current and former employees of the Borrower, except for liabilities with respect to any such employees retained by Purchaser that accrue after the Closing Date;

iii.	all liabilities relating to Excluded Assets;

iv.	all accounts payable (or other amounts payable) or claims;

v.	any other liability that is not expressly included among the Assumed Liabilities; and

vi.	Those specific liabilities listed on Exhibit E attached hereto.

c. No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement. Assumption by Purchaser of any liabilities or obligations of Seller or of Borrower under Section 3.a. above shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies such parties would have against Seller or Borrower if the Closing were not consummated.

d. Books and Records. Purchaser shall comply with all applicable federal, state and local laws and regulations with respect to the books and records of Borrower delivered to Purchaser pursuant to this Agreement (the “Books and Records”) and any and all confidential employee and customer information.

5. Closing. Subject to satisfaction of the conditions precedent set forth in Sections 6 and 7 below, the closing of the sale (the “Closing”) will be held on the date hereof, or such other date mutually agreed upon by the Seller and Purchaser. The date on which the Closing is consummated is referred to herein as the “Closing Date.”

6. Seller’s Conditions Precedent. Seller’s obligations to consummate the Closing shall be conditioned upon the satisfaction or waiver of the following:

a. The representations, warranties, and covenants of Purchaser made herein shall have been true as of the Closing Date.

b. As of the Closing Date, the sale of the Transferred Assets by Seller or any of the transactions contemplated hereby are not prohibited by any stay or injunction in any litigation, governmental action, or other proceeding, including the “automatic stay” under 11 U.S.C. § 362 in any pending case under Title 11 of the United States Code by or against Borrower.

c. Purchaser shall have paid and delivered the Purchase Price.

d. Purchaser shall have executed and delivered to Seller Purchaser’s counterparts of (1) the Bill of Sale, (2) the Assignment and Assumption Agreement and (3) the Patent Assignment and Trademark Assignment substantially in the forms attached hereto as Exhibit F-1 and Exhibit F-2, respectively, with respect to the Transferred Assets and Assumed Liabilities (collectively, the “Related Documents”).

e. On the Closing Date, the Private Sale Transaction shall not be stayed or subject to other injunction.

7. Purchaser’s Conditions Precedent. Purchaser’s obligations to consummate the Closing shall be conditioned upon the satisfaction or waiver of the following:

a. The representations, warranties, and covenants of Seller made herein shall have been true as of Closing Date.

b. As of the Closing Date, the sale of the Transferred Assets by Seller or any of the transactions contemplated hereby are not prohibited by any stay or injunction in any litigation, governmental action, or other proceeding, including the “automatic stay” under 11 U.S.C. § 362 in any pending case under Title 11 of the United States Code by or against Borrower. No litigation shall have been filed that would prevent closing or subject Purchaser to a claim for damages as a result of the transactions contemplated hereby.

c. Seller shall have executed and delivered to Purchaser Seller’s counterparts of the Related Documents.

d. On the Closing Date, the Private Sale Transaction shall not be stayed or subject to other injunction.

8. Closing Obligations. At Closing, Purchaser will deliver to Seller (a) the Purchase Price via wire transfer and (b) Purchaser’s executed counterparts of the documents set forth in Section 6.d of this Agreement. Seller will deliver to Purchaser Seller’s executed counterparts of the documents set forth in Section 7.c of this Agreement and Seller shall cause Borrower, through the Receiver, to deliver control or possession of the Transferred Assets to Purchaser on the Closing Date or at any time or times thereafter as requested by Purchaser. The parties hereto further agree to execute and deliver to the other party any other documentation reasonably required or requested by the other party to effectuate the intent of the parties to this Agreement, including documentation required by the United States or foreign patent offices (and otherwise consistent with Article 9 of the Uniform Commercial Code) necessary to implement a proper chain of title in their assignment and ownership records. Following the Closing, Purchaser will have the right to immediate possession of the Transferred Assets.

9. Consent by Receiver. Receiver hereby consents to the sale by Seller to Purchaser of its right, title and interest in the Transferred Assets on the terms set forth in this Agreement and Receiver agrees to cooperate with Seller and to execute whatever documents as are required by Purchaser to facilitate and complete the sale and transfer of all of its right, title, and interest in and to the Transferred Assets.

10. Representations and Warranties of Seller. Except as expressly set forth in writing in this Agreement, the Transferred Assets are being sold “AS IS” and “WHERE IS” with no representations or warranties of any kind, express or implied, oral or written, with respect to the physical condition, faults or value of the Transferred Assets. There is no warranty relating to title, possession, quiet enjoyment or the like in this disposition. Seller hereby expressly disclaims any and all warranties, express or implied, relating to the Transferred Assets, including the warranty of merchantability and fitness for a particular purchase or any other fact or matter not expressly set forth herein. Upon the Closing, Purchaser shall assume all responsibility, shipping costs, storage costs, liability and obligation for the physical condition and status of the Transferred Assets. Prior to Closing, the foregoing costs shall be the sole responsibility of the Borrower. Seller makes no express or implied warranties, representations or endorsements whatsoever, including warranties of merchantability, non-infringement or fitness for a particular purpose with regard to the Transferred Assets, and Seller hereby expressly disclaims any such warranties to the maximum extent permitted by applicable law. Seller makes no representation or warranty and shall have no liability whatsoever on behalf of Seller or any third parties with regard to the operation, performance, nonperformance, quality, availability, completeness, accuracy or security of any of the Transferred Assets or the delay, error, or interruption of the flow of information in connection with use of any of the foregoing. Seller has not undertaken any independent investigation (nor does Seller intend to do so) and Seller disclaims any liability as a result of or obligation to do so, to determine if there is any pending, threatened or potential inquiry, claim, investigation, litigation, proceeding or decree by any federal, state or local authority, or administrative agency, or any private party against or relating to the Transferred Assets, or if the Transferred Assets infringe any third party’s intellectual property rights. Notwithstanding the foregoing, Seller represents and warrants to Purchaser, as follows:

a. Seller (i) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated hereby; and (iii) is duly qualified or authorized to conduct business and is in good standing as a foreign corporation in such jurisdictions where failure to be so qualified or authorized could reasonably be expected to have a Material Adverse Effect on Seller. For purposes of the Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the enforceability of the Agreement.

b. The execution, delivery, and performance by Seller of this Agreement and the Related Documents and the consummation of the transaction contemplated hereby are within the power of Seller and have been duly authorized by all necessary actions on the part of Seller. The execution of this Agreement by Seller constitutes, or will constitute, a legal valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

c. No consent, approval authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller (or any of its properties) is required for (i) Seller’s execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (ii) the consummation by Seller of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable) and is still in full force and effect.

d. Borrower is in default of its obligations under the Loan Documents and other obligations owing to Seller and Seller has validly exercised its rights under the Loan Documents and applicable law in foreclosing on the Collateral and Transferred Assets. Seller has a valid and perfected first priority lien upon and security interest in the Collateral and Transferred Assets. Seller has not amended or modified the Loan Agreement so as to limit its right to enter into this Agreement with Purchaser to sell and convey the Borrower’s rights and interest in the Transferred Assets.

e. Seller placed Notices of Private Sale Under Uniform Commercial Code, in the form previously provided to Purchaser, in the United States Mail, first class, postage prepaid, addressed to those persons on the mailing list attached to said Notices on February 10, 2010 and has otherwise complied with all applicable legal requirements to conduct and consummate the Private Sale Transaction.

f. Seller has complied with the all applicable provisions of the Uniform Commercial Code and the Loan Documents.

g. The Consent is and remains fully in effect and enforceable.

h. The sale of the Transferred Assets by the Seller or any of the transactions contemplated hereby are not prohibited by any stay or injunction in any litigation, governmental action, or other proceeding, including the “automatic stay” under 11 U.S.C. § 362 in any pending case under title 11 of the United States Code by or against Borrower.

11. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as follows:

a. Purchaser (i) is a duly organized corporation, validly existing, and in good standing under the laws of the State of Delaware; and (ii) has all requisite power and authority to execute, deliver, and perform the transactions contemplated hereby.

b. The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transaction contemplated hereby are within the power of Purchaser and have been duly authorized by all necessary actions on the part of Purchaser. The execution of this Agreement by Purchaser constitutes, or will constitute, a legal valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ right generally and general principles of equity.

c. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Purchaser (or any of its properties) is required for (i) Purchaser’s execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (ii) the consummation by Purchaser of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable) and is still in full force and effect.

d. No person or entity acting on behalf of Purchaser or any of its affiliates or under the authority of any of them is or will be entitled to any brokers or “finders” fee or any other commission or similar fee, directly or indirectly, from Purchaser or any of its affiliates in connection with any of the transactions contemplated hereby.

12. Expenses. Except as provided in the next sentence or as otherwise provided in this Agreement, Purchaser and Seller shall each bear their own expenses incurred in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, if either party breaches this Agreement, the breaching party shall be responsible for the costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing this Agreement against such breaching party by the non-breaching party.

13. Transfer Taxes. Purchaser shall pay all sales, use, excise, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges, as levied by any taxing authority or governmental agency in connection with the transfer of Transferred Assets contemplated by this Agreement (collectively, the “Taxes”); provided that, to the extent the Taxes paid by Purchaser are less than $34,000.00, then, within 30 days of such payment, Purchaser shall pay to Seller an additional Purchase Price equal to one half of difference between $34,000.00 minus the actual amount of Taxes paid. Within 30 days after the Closing Date, (i) Purchaser shall deliver to Seller evidence that these transactions are exempt from sales tax, or (ii) Purchaser shall remit to Seller any sales tax due as a result of these transactions. Within 30 days after the Closing Date, Purchaser shall deliver to Seller an allocation of the Purchase Price among the Transferred Assets, which shall be subject to Seller’s reasonable consent. Such allocation shall be used for determining the amount of sales tax due on the personal property included in the Transferred Assets. For the purposes of this Section 13, the term “Taxes” shall not include any interest or late filing penalty assessed by any taxing authority.

14. Lease; Employees; Continuing Access to Books and Records.

a. Purchaser is solely responsible for negotiating an assignment of the existing lease or negotiating a new lease for any premises leased by Borrower where any of the Transferred Assets are located, if so desired by Purchaser, and the Closing under this Agreement is not contingent on such lease.

b. Purchaser is solely responsible for employing former Borrower employees as Purchaser desires to employ and the Closing under this Agreement is not contingent on any such employment.

c. Purchaser shall permit Seller and Borrower reasonable access to and use of the Books and Records for wind down and similar corporate purposes that do not compete with Purchaser following the Closing Date for a period of 18 months. Such access and use shall be permitted during normal business hours and shall be conducted to minimize disruption to Purchaser’s post-closing operations.

15. Survival; Indemnity. The representations and warranties and indemnification obligations of Seller and Purchaser herein shall survive Closing. Purchaser hereby agrees to indemnify, defend and hold Seller and Borrower harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys) which may be imposed on, incurred by, or asserted against Seller or Borrower, as the case may be, in any way relating to or arising out of, or alleged to relate or arise out of, any misrepresentation by Purchaser of any representation or warranty made by Purchaser in this Agreement or other breach of this Agreement or under the Related Documents or misrepresentation of Purchaser contained herein or Purchaser’s failure to timely discharge and pay the Assumed Liabilities in accordance with the terms of this Agreement. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys) which: (a) may be imposed on, incurred by, or asserted against Purchaser in any way relating to or arising out of, or alleged to relate or arise out of, any misrepresentation by Seller of any representation or warranty made by Seller in this Agreement or other breach by Seller of any term of this Agreement or (b) arises directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any Excluded Liability.

16. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing, and shall be deemed given when personally delivered to a party set forth below or when sent by telecopy providing a transmission confirmation (provided that such notice is immediately sent by a recognized overnight delivery service), or three (3) days after mailed by first class mail, registered, or certified, return receipt requested, postage prepaid, or when delivered by nationally-recognized overnight delivery service, with proof of delivery, delivery charges prepaid, in any case addressed as follows.

To Seller:

Silicon Valley Bank

ATTN: Sheila Colson

7000 North MoPac Expwy, Suite 360

Austin, TX 78731

Telephone: 512.372.6753

Facsimile: 512.794.0855

scolson@svb.com

with a copy to:

Duncan E. Barber, Esq.

Bieging Shapiro & Burrus LLP

4582 South Ulster Street Parkway

Suite 1650

Denver, CO 80237

Telephone: (720) 488-0220

Facsimile: (720) 488-7711

dbarber@bsblawyers.com

To Purchaser:

Silicon Graphics International Corp.

ATTN: Maurice Liebenstern

46600 Landing Parkway

Fremont, CA 94538

Telephone: 510-933-8300

Facsimile: 510-405-9026

Email: maurice@sgi.com

with a copy to:

Timothy J. Moore, Esq.

J. Michael Kelly, Esq.

Cooley Godward Kronish LLP

3175 Hanover St.

Palo Alto, CA 94304-1130

Telephone: 650-843-5000

Facsimile: 650-849-7400

Email: tmoore@cooley.com

            mkelly@cooley.com

17. Miscellaneous.

a. Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, constitutes the entire agreement of the parties hereto regarding the purchase and sale of the Transferred Assets, and all prior agreements, understandings, representations and statements, oral or written, are superseded hereby.

b. Captions. Section captions used in this Agreement are for convenience only, and do not affect the construction of this Agreement.

c. Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof and shall be deemed an original signature for all purposes.

d. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

e. Further Assurances. At any time or from time to time after the Closing, without further consideration, Seller shall, at the request of Purchaser, execute and deliver such further instruments and document as Purchaser may reasonably request as may be reasonably necessary to evidence or effect the consummation of the transactions contemplated by this Agreement.

f. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

g. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Colorado (without reference to conflicts of law principles).

h. WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. SELLER AND PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

i. SUBMISSION TO JURISDICTION; SELECTION OF FORUM. EACH PARTY HERETO (A) AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN (I) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO OR IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING, (II) IN AN APPROPRIATE STATE COURT LOCATED IN DENVER COUNTY, COLORADO (SUCH COURT IS HEREAFTER REFERRED TO AS THE “CHOSEN COURT”) AND (B) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (C) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (D) WAIVES ANY ARGUMENT THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY THERETO, AND (E) AGREES THAT SERVICE OR PROCESS UPON ANY PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 16 OF THIS AGREEMENT.

j. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “including,” “included” or “include” shall mean “including without limitation”.

k. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

l. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign its rights or interests hereunder without providing the other party with prior written notice; provided, however, that Purchaser shall be entitled to assign its rights under this agreement to an entity wholly-owned by it. Neither party may delegate all or any of its obligations or duties hereunder, without the prior written consent of the other party.

m. Fees and Expenses. Seller and Purchaser shall each bear their own expenses, including legal fees, incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

n. Confidentiality. Purchaser and Seller agree that they will hold in confidence all information, data and documents obtained by them or any of their representatives from any representative, officer or employee of each other, and that none of them nor any of their representatives will disclose any such information, data or documents to any third party and none of them will discuss this Agreement or the transactions contemplated hereby with any party other than officers, employees, agents and representatives of the party or their legal counsel and financing sources deemed necessary to the completion of the transactions described herein.

o. Survival. The parties’ representations, warranties and obligations contained in this Agreement shall survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the day and year first above written.

SELLER:

SILICON VALLEY BANK, a California State Chartered Bank
Pursuant to CRS § 9-617
For itself and Gold Hill Venture Lending 03, LP and for and on behalf of Copan Systems, Inc. a Delaware corporation

By:	/s/ Sheila Colson
Name:	Sheila Colson
Its:	Advisor

PURCHASER:

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Mark Barrenechea
Name:	Mark Barrenechea
Its:	CEO

With the Consent and Acknowledgement of:

/s/ Eric N. Grothe, Receiver
Eric N. Grothe, Receiver

EXHIBIT B

BILL OF SALE

BILL OF SALE PRIVATE UCC SALE

THIS BILL OF SALE PRIVATE UCC SALE (the “Bill of Sale”), dated as of February 23, 2010, is by and between SILICON VALLEY BANK, a State Chartered Bank (“SVB”), as agent for itself and for Gold Hill Venture Lending 03, LP (collectively, “Seller”), as authorized pursuant to Colorado Revised Statute § 4-9-617, on behalf of Copan Systems, Inc., a Delaware corporation (the “Debtor”) and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Buyer”).

I. RECITALS

A. Seller and Buyer are parties to that certain Secured Creditor Asset Purchase Agreement of even date herewith (the “Purchase Agreement”). Capitalized terms used in this Bill of Sale and defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement unless otherwise defined herein.

B. Under the Purchase Agreement, Seller agreed to sell and Buyer agreed to buy the Transferred Assets, as more fully described on Exhibit A attached hereto (the “Transferred Assets”).

C. Seller has exercised its post-default remedies with respect to the Transferred Assets and has noticed the sale of the Transferred Assets to Buyer by private UCC sale in accordance with C.R.S. § 4-9-610 of the Uniform Commercial Code (the “UCC Foreclosure Sale”).

D. In accordance with C.R.S. § 4-9-617, Seller and Buyer now desire to confirm the conveyance of all of Debtor’s rights, title and interest in and to the Transferred Assets to Buyer as a result of the UCC Foreclosure Sale.

II. AGREEMENTS

NOW THEREFORE, for Two Million and 00/100 Dollars ($2,000,000.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, for itself and for and on behalf of Debtor, hereby sells, conveys, transfers and assigns unto Buyer, its successors and assigns, all of Debtor’s interest in the Transferred Assets.

SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO: THE TITLE TO THE TRANSFERRED ASSETS; THE CONDITION, DESIGN, OR QUALITY OF THE TRANSFERRED ASSETS; THE FITNESS OF THE TRANSFERRED ASSETS FOR USE OR FOR A PARTICULAR PURPOSE; THE MERCHANTABILITY OF THE TRANSFERRED ASSETS; COMPLIANCE OF THE TRANSFERRED ASSETS WITH THE REQUIREMENTS OF ANY LAWS, RULES, SPECIFICATIONS OR CONTRACTS PERTAINING THERETO; PATENT INFRINGEMENT; LATENT DEFECTS; THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE TRANSFERRED ASSETS OR THE CONFORMITY OF THE TRANSFERRED ASSETS TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER RELATING THERETO; THE OPERATION, USE, OR PERFORMANCE OF THE TRANSFERRED ASSETS; OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS. BUYER ALSO ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE OPERATION, USE OR PERFORMANCE OF THE TRANSFERRED ASSETS.

SELLER SHALL HAVE NO LIABILITY TO BUYER OR ANY PERSON WHOMSOEVER (INCLUDING LESSEES OR PURCHASERS OF ALL OR ANY OF THE TRANSFERRED ASSETS) FOR ANY CLAIM, LOSS, DAMAGE OR EXPENSE (INCLUDING ATTORNEYS FEES) OF ANY KIND OR NATURE, WHETHER SPECIAL, CONSEQUENTIAL, ECONOMIC OR OTHERWISE, CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY, OR CONSEQUENTIALLY BY THE TRANSFERRED ASSETS OR ANY PART THEREOF OR PRODUCTS THEREFROM, BY ANY INADEQUACY OF THE TRANSFERRED ASSETS OR DEFECT OR DEFICIENCY THEREIN, BY ANY INCIDENT WHATSOEVER ARISING IN STRICT LIABILITY OR OTHERWISE FROM SELLER’S OR BUYER’S NEGLIGENCE OR OTHERWISE, OR FOR ANY LOSS OF BUSINESS OR DAMAGE WHATSOEVER AND HOWSOEVER CAUSED, OR ARISING OUT THE TRANSFERRED ASSETS.

Buyer acknowledges that Seller has made no representation or warranty concerning the location of the Transferred Assets nor whether all of the Transferred Assets are in existence or operational. BUYER PURCHASES THE ASSETS “AS IS” AND WHERESOEVER LOCATED, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. Buyer accepts the Transferred Assets subject to the terms of this Bill of Sale, and subject to the terms, conditions, and warranties contained in the Purchase Agreement.

Except as set forth in the Purchase Agreement, Buyer agrees to be responsible for all taxes, that are now existing or hereafter are incurred, assessed, or imposed on the Transferred Assets or as a result of the ownership or sale of the Transferred Assets.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

SELLER: SILICON VALLEY BANK, a State Chartered Bank Pursuant to § 9-617 For itself and Gold Hill Venture Lending 03, LP and for and on behalf of Copan Systems, Inc. a Delaware corporation		BUYER: SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation
		By:	/s/ Mark Barrenechea
		Name:	Mark Barrenechea
		Title:	CEO

By:	/s/ Sheila Colson
Name:	Sheila Colson
Title:	Advisor
114915

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assumption Agreement”), dated February 23, 2010, is by and between SILICON VALLEY BANK, a California State Chartered Bank, as agent for itself and for Gold Hill Venture Lending 03, LP (“Assignor”), as authorized pursuant to Colorado Revised Statute § 4-9-617, on behalf of Copan Systems, Inc. a Delaware corporation (the “Debtor”), and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Assignee”).

III. RECITALS

A.

Assignor and Assignee are parties to that certain Secured Creditor Asset Purchase Agreement of even date herewith, as amended (the “APA”), pursuant to which Assignor agreed to sell, and Assignee agreed to purchase the Transferred Assets.[1]

B.	Pursuant to the APA, Assignee also agreed to assume the Assumed Liabilities.

C.	In connection with the purchase and sale of the Transferred Assets and pursuant to the APA, Assignor has agreed to assign to Assignee certain contracts and other agreements relating to the Debtor’s business.

IV. AGREEMENTS

NOW THEREFORE, in consideration of the foregoing Recitals, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, assigns and transfers to Assignee all of Assignor’s and Debtor’s right, title and interest in the contracts and other agreements set forth in Exhibit A attached hereto.

2. Assignee hereby assumes any and all obligations associated with the contracts and other agreements set forth in Exhibit A.

3. Assignee hereby assumes and agrees to timely pay, perform and discharge when due the Assumed Liabilities as described in Exhibit D of the APA.

[1]	All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the APA.

4. Assignee does not hereby assume nor agree to pay, perform or discharge, and the Debtor shall remain unconditionally liable for, any and all Excluded Liabilities.

5. The assumption by Assignee of the Assumed Liabilities is not intended by the parties to expand the rights and remedies of any third party against Assignee in respect of such liabilities as compared to the rights and remedies which such third party would have had against the Debtor in respect of such liabilities had Assignee not consummated the transactions contemplated by the APA. Nothing contained herein shall, or shall be construed to, prejudice the right of Assignee to contest any claim or demand with respect to any Assigned Liability assumed hereunder and Assignee shall have all rights which the Borrower may have or have had to defend or contest any such claim or demand.

6. The scope, nature and extent of the Assumed Liabilities are expressly set forth in the APA. Nothing contained herein shall change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the APA in any manner whatsoever. This Assumption Agreement does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the APA. To the extent any terms and provisions of this Assumption Agreement are inconsistent with or in conflict with any term, condition or provision of the terms and provisions of the APA, the terms of the APA shall govern and control.

7. Assignor agrees to take such actions and to execute such documents as Assignee shall reasonably request in order to fully effectuate this Agreement.

8. This Assumption Agreement shall be governed by and construed under the laws of the State of Colorado.

9. This Assumption Agreement shall inure to the benefit of and be binding upon the successors and assigns of Assignor and Assignee, respectively.

10. This Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

SILICON VALLEY BANK,

a California State Chartered Bank

Pursuant to CRS § 4-9-617

For itself and Gold Hill Venture Lending 03, LP and

for and on behalf of Copan Systems, Inc. a Delaware corporation

By:	/s/ Sheila Colson
Name:	Sheila Colson
Title:	Advisor

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Mark Barrenechea
Name:	Mark Barrenechea
Its:	CEO

Signature Page to Assignment and Assumption Agreement

Exhibit F-1

PATENT ASSIGNMENT

ASSIGNMENT OF PATENT RIGHTS

(Company to Company)

SILICON VALLEY BANK, a California State Chartered Bank, as agent for itself and for Gold Hill Venture Lending 03, LP (“Assignor”), has acquired the right and authority to transfer the entire right, title and interest in any Letters Patent(s) (“said patent(s)”) and any Patent application(s) (“said application(s)”) listed on the attached Schedule A, as well as any invention(s) (“said invention(s)”) disclosed in said application(s) and said patent(s).

WHEREAS, SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Assignee”), and having its principal place of business at 46600 Landing Parkway, Fremont, CA 94538, is desirous of acquiring, to the extent Assignor is able to assign, the entire right, title, and interest in and to said invention(s), said application(s), and said patent(s), the right to file applications on said invention(s), the entire right, title and interest in and to any applications for Letters Patent of the United States or other countries claiming priority to said application(s), the right to recover damages, including provisional or other royalties, for prior infringements of said application(s) and said patent(s), and the entire right, title, and interest in and to any Letters Patent or Patents, United States or foreign, to be obtained for said invention(s) and said application(s); and

WHEREAS, Assignee and Assignor are parties to the Secured Creditor Asset Purchase Agreement of even date herewith ( the “Agreement”), pursuant to which Assignor has agreed to, among other things, sell and Assignee has agreed to purchase through a private sale under §4-9-610 of the Uniform Commercial Codes substantially all of the assets, including without limitation the assets and related rights assigned herein, of Copan Systems, Inc., a Delaware corporation (“Copan”).

NOW, THEREFORE, for good and sufficient consideration, the receipt of which is hereby acknowledged, the Assignor has sold, assigned, transferred, and set over, and by these presents does sell, assign, transfer, and set over, unto the Assignee, its successors, legal representatives, and assigns Copan’s entire right, title, and interest in and to said invention(s), said application(s), and said patent(s), Copan’s right to file applications on said invention(s), Copan’s entire right, title and interest in and to any applications for Letters Patent of the United States or other countries claiming priority to said application(s), including divisions, continuations, and continuations-in-part of said application(s), Copan’s right to recover damages, including provisional or other royalties, for prior infringements of said application(s) and said patent(s), Copan’s entire right, title and interest in and to any and all Letters Patent or Patents, United States or foreign, to be obtained for said invention(s) and said application(s), the entire right, title and interest in and to any and all reissues and extensions of said patent(s), and all rights under the Hague Convention, the Paris Convention for the Protection of Industrial Property, and under the Patent Cooperation Treaty, the same to be held and enjoyed by the Assignee, for its own use and behalf and the use and behalf of its successors, legal representatives, and assigns, to the full end of the term or terms for which Letters Patent or Patents may be granted as fully and entirely as the same would have been held and enjoyed by Copan had this sale and assignment not been made;

AND for the same consideration, the Assignor hereby covenants and agrees to and with the Assignee, its successors, legal representatives, and assigns, that, at the time of execution and delivery of these presents, the Assignor has good and full right and lawful authority to sell and convey Copan’s right, title and interest in said invention(s), said application(s), and said patent(s)in the manner herein set forth, to the extent such inventions, applications and patents are included in the Collateral, as defined in the Agreement;

AND for the same consideration, the Assignor hereby covenants and agrees to and with the Assignee, its successors, legal representatives, and assigns that the Assignor will, whenever counsel of the Assignee, or the counsel of its successors, legal representatives, and assigns, shall advise that any proceeding in connection with said invention(s), said application(s), said patent(s), any application claiming priority to said application(s), any reissue or extension of said patent(s), and any United States or foreign Letters Patent or Patents for said invention(s) or said application(s), including interference proceedings, is lawful and desirable, sign all papers and documents, take all lawful oaths, and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of Letters Patent or Patents for said invention(s) at the cost and expense of the Assignee, its successors, legal representatives, and assigns, provided such requests are reasonable;

AND the Assignor hereby requests the Commissioner of Patents to issue any and all aforementioned patent(s) of the United States to the Assignee, as the Assignee of said invention(s) and the Letters Patent to be issued thereon for the sole use and behalf of the Assignee, its successors, legal representatives, and assigns;

AND this Assignment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Assignor and Assignee relating to the subject matter hereof, other than the Agreement and the Related Documents (as defined in the Agreement). No waiver of any breach or condition of this Assignment shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. If any provision of this Assignment is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Assignment shall otherwise remain in full force and effect and enforceable. This Assignment shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts entered into and to be wholly performed within Colorado, without regard to conflicts of laws provisions thereof;

AND this Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Signatures on following page]

Date: 2/23/10	ASSIGNOR:

SILICON VALLEY BANK
Pursuant to CRS § 9-617
For itself and Gold Hill Venture Lending 03, LP and for and on behalf of Copan Systems, Inc. a Delaware corporation

	By:	/s/ Sheila Colson
	Name:	Sheila Colson
	Title:	Advisor
	Company:	Silicon Valley Bank

ASSIGNEE:

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

	By:	/s/ Mark Barrenechea
	Name:	Mark Barrenechea
	Its:	CEA [sic]

State of:

County of:

The preceding Assignment was acknowledged before me this 23rd day of Feb 2010 by Sheila Colson.

/s/ Leslie R Cowan
Notary Public

My Commission Expires:

Nov. 15, 2013

1

Exhibit F-2

TRADEMARK ASSIGNMENT

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT (“Assignment”) is made by SILICON VALLEY BANK, a California State Chartered Bank, as agent for itself and for Gold Hill Venture Lending 03, LP (“ASSIGNOR”), and SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (“Assignee”), and having its principal place of business at 46600 Landing Parkway, Fremont, CA 94538, effective as of February 23, 2010, as follows:

RECITALS

WHEREAS, ASSIGNOR has acquired the right and authority to transfer and assign all rights, title and interest of Copan (defined below), in and to the trademark registrations and applications (collectively, the “Marks”) set forth in SCHEDULE A, attached hereto and made a part hereof; said trademarks, including all registrations and applications for registration thereof and all rights to sue and recover for past infringement thereof, and all goodwill associated therewith, being collectively referred to herein as the “ASSIGNED TRADEMARKS” found in the attached SCHEDULE A;

WHEREAS, Assignee and Assignor are parties to the Secured Creditor Asset Purchase Agreement of even date herewith ( the “Agreement”), pursuant to which Assignor has agreed to, among other things, sell and Assignee has agreed to purchase through a private sale under §4-9-610 of the Uniform Commercial Codes substantially all of the assets of Copan Systems, Inc., a Delaware corporation (“Copan”), including without limitation the Assigned Trademarks; and

WHEREAS, ASSIGNEE and ASSIGNOR wish to transfer record title of the ASSIGNED TRADEMARKS and to execute a document suitable for recordation in the United States Patent and Trademark Office and other trademark offices worldwide.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ASSIGNOR does grant, assign, transfer, convey and deliver to ASSIGNEE all Copan’s right, title and interest in, to and under the ASSIGNED TRADEMARKS throughout the world, together with the goodwill of the business in connection with which the ASSIGNED TRADEMARKS have been used in the United States or any other countries.

BOTH PARTIES give to the bearer of an original copy of this Assignment all power to complete all necessary formalities in order to render it fully effective and to represent the Assignee at the OHIM or any trademark office or authority in any country in view of the recording of the change of ownership of these Trademarks.

IN WITNESS WHEREOF, ASSIGNOR and ASSIGNEE have caused this Assignment to be executed by their duly authorized representatives. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Signatures on following page]

1

IN WITNESS WHEREOF, the said Assignor has executed this Assignment.

ASSIGNOR:

SILICON VALLEY BANK

Pursuant to CRS § 9-617
For itself and Gold Hill Venture Lending 03, LP and for and on behalf of Copan Systems, Inc. a Delaware corporation

By:	/s/ Sheila Colson
Name:	Sheila Colson
Its:	Advisor

ASSIGNEE:

SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Mark Barrenechea
Name:	Mark Barrenechea
Its:	CEO